Exhibit 99.1

Allied Motion Reports 67% and 24% Improvement in Fourth Quarter and 2007 Profit

DENVER--(BUSINESS WIRE)--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved a 24% increase in net income and a 2% increase in sales this year over last year. For the year ended December 31, 2007, Allied achieved net income of $2,396,000 or $.33 per diluted share compared to $1,931,000 or $.28 per diluted share for the year ended December 31, 2006. Revenues for this year were $84,559,000 compared to $82,768,000 last year. Backlog at December 31, 2007 was $32,060,000, an increase of 14% from the end of last year and an increase of 7% from the end of the third quarter.

During the fourth quarter of 2007, the Company achieved a 67% increase in net income to $648,000 or $.09 per diluted share compared to $388,000 or $.06 per diluted share for the same period last year. Revenues for the quarter ended December 31, 2007 were $21,267,000 compared to $19,106,000 last year, an increase of 11%.

“We are pleased with the profit improvement we achieved during our fourth quarter and for the year,” commented Dick Smith, CEO of Allied Motion. “The 67% increase in fourth quarter profit results from an 11% increase in sales, a 2% improvement in gross profit margins and a reduction in interest expense partially offset by an increase in operating expenses. The 24% improvement in net profit for the year results from a 2% increase in sales, an improvement in gross profit margin of almost 1% and a reduction in interest expense partially offset by an increase in selling and engineering expenses that were incurred to strengthen our sales and engineering capabilities. The improvement in our gross margins reflect the improved mix of higher margin sales as well as cost improvements we are realizing from our increased production and sourcing of product from our contract manufacturing facility in China. The lower interest costs reflect a significant reduction in our outstanding debt during the year and lower borrowing costs. Our year-to-date performance reflects the continued execution of our strategy which continues to build the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion industry.”

Dick Warzala, President of Allied Motion, added, “Increased earnings reflects our focus on continuous operating improvements and improving the margins on existing business through AST (Allied Systematic Tools) implementation and LCR (Low Cost Region) ramp up. To drive our future growth we are expanding our sales and support coverage to develop new customers and designing new products that 'Raise the Bar' of performance and add significant value for our existing and new customers. Additionally, our technical expertise and know-how is an important differentiating factor that we will continue to leverage to support and enhance our growth in the future. The growth potential provided by the many new product developments currently in our pipeline and our ability to utilize higher level value-added solutions to meet application specific requirements through design and manufacture of engineered product solutions to meet the exact needs of our customers provides the road map for our continued growth in the future.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s February 28, 2008 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2007	2006	2007	2006
Revenues	$ 21,267	$ 19,106	$ 84,559	$ 82,768
Cost of products sold	15,807	14,611	63,952	63,207
Gross Margin	5,460	4,495	20,607	19,561
Operating expenses and other	4,529	4,020	17,024	16,661
Income before income taxes	931	475	3,583	2,900
Provision for income taxes	(283)	(87)	(1,187)	(969)
Net Income	$ 648	$ 388	$ 2,396	$ 1,931
PER SHARE AMOUNTS:
Diluted income per share	$ .09	$ .06	$ .33	$ .28
Diluted weighted average common shares	7,094	6,949	7,247	6,870
CONDENSED BALANCE SHEETS	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 534	$ 669
Trade receivables, net	10,223	10,225
Inventories, net	11,000	10,807
Other current assets	1,895	1,397
Total Current Assets	23,652	23,098
Property, plant and equipment, net	11,133	12,173
Goodwill and intangible assets	16,722	17,341
Total Assets	$ 51,507	$ 52,612
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$ 827	$ 9,066
Accounts payable and other current liabilities	10,385	10,231
Total Current Liabilities	11,212	19,297
Long-term debt obligations	3,595	763
Other long-term liabilities	2,703	3,030
Total Liabilities	17,510	23,090
Stockholders’ Investment	33,997	29,522
Total Liabilities and Stockholders’ Investment	$ 51,507	$ 52,612

	For the Year Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2007	2006
Cash flows from operating activities:
Net income	$ 2,396	$ 1,931
Depreciation and amortization	3,472	3,283
Changes in working capital balances and other	(12)	(1,580)
Net cash provided by operating activities	5,856	3,634

Cash flows from investing activities:
Purchase of property and equipment	(1,284)	(1,422)
Net cash used in investing activities	(1,284)	(1,422)

Net cash (used in) financing activities	(4,738)	(2,174)
Effect of foreign exchange rate changes on cash	31	7
Net increase in cash and cash equivalents	(135)	45
Cash and cash equivalents at beginning of period	669	624
Cash and cash equivalents	$ 534	$ 669

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520
Fax: 303-799-8521